Exhibit 10.35
CONSENT TO PRIVATE PLACEMENT CO-AGENT
     This Consent to Private Placement Co-Agent (“Consent”) is by and between CryoPort, Inc., a Nevada corporation (the “Company”), and Emergent Financial Group, Inc. (“Emergent”) and is dated February 10, 2011.
BACKGROUNG OF THE AGREEMENT
     A. Emergent has served as the Company’s selling agent in connection with a private placement to accredited investors of up to $7,500,000 of the Company’s securities (the “Offering”) pursuant to that certain Selling Agency Agreement for CryoPort, Inc. Common Stock and Warrants dated February 4, 2011 between the Company and Emergent (the “Agency Agreement”).
     B. Emergent has secured, and the Company has entered into Securities Purchase Agreements for approximately $4,500,000 of subscriptions from investors and Emergent anticipates obtaining additional subscriptions in the Offering.
     C. The Company desires to engage Maxim Group LLC (“Maxim”) to act as an additional agent of the Company in the Offering to secure additional subscriptions (the “Maxim Subscriptions”).
     D. The Company and Maxim have discussed, but have not finalized the terms of compensation which may be paid to Maxim with respect to subscriptions solicited by Maxim and accepted by the Company.
     E. The Company is requesting that Emergent to consent to such appointment of Maxim by the Company and Emergent is willing to grant such consent provided Emergent and Maxim receive the compensation contemplated herein with respect to the Maxim Subscriptions accepted by the Company.
AGREEMENTS
     1. Consent to Appointment of Co-Agent. Emergent hereby consents to the appointment by the Company of Maxim as an additional selling agent of the Company in the Offering, pursuant to such separate agreement between the Company and Maxim (the “Maxim Agreement”) as may be established.
     2. Compensation to be due for Maxim Subscriptions. The Company shall cause the Maxim Agreement to provide for the payment by the Company to Maxim of: (a) a commission payment to Maxim in the amount not to exceed 8% of the accepted Maxim Subscriptions; (b) a finance fee payment to Maxim in an amount not to exceed 2% of the accepted Maxim Subscriptions; (c) a warrant permitting Maxim to purchase upon the same terms as the warrant contemplated to be issued to Emergent which permits Maxim to purchase not more than 7.5% of the shares of the Company which are purchased or purchasable with respect to the Maxim Subscriptions accepted by the Company; and (d) no other compensation of expense reimbursement. The Company further agrees to pay Emergent with respect to Maxim Subscriptions accepted by the Company (a) a commission of 2% of the gross proceeds with respect to such subscriptions; (b) a finance fee of 1% of the gross proceeds with respect to such subscriptions; and (c) a warrant permitting Emergent to purchase upon the same terms as the warrants contemplated to be issued to Emergent with respect to the subscriptions solicited by Emergent which permits Emergent to purchase 2.5% of the shares of the Company which are purchased or purchasable with respect to Maxim Subscriptions accepted by the Company.
     3. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall be deemed a single document. Signature pages to this Consent delivered by facsimile or other electronic transmission shall be valid and effective for all purposes.
     IN WITNESS WHEREOF, the parties have executed and delivered this Consent to be effective as of the date first written above.

CRYOPORT, INC.
By:
Name:	Larry G. Stambaugh
Title:	Chief Executive Officer

EMERGENT FINANCIAL GROUP, INC.
By:
Name:	Peter Voldness
Title:	Chief Executive Officer

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